Exhibit 3.2

FIRST AMENDMENT TO

THE

AMENDED AND RESTATED BY-LAWS

OF

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(A Delaware corporation)

(As adopted by the Board of Directors of
Green Mountain Coffee Roasters, Inc. (the “Company”) on March 7, 2014)

This First Amendment to the Amended and Restated By-Laws of Green Mountain Coffee Roasters, Inc. (the “By-Laws”) hereby amends the By-Laws in the following respects:

1.              The reference to “Green Mountain Coffee Roasters, Inc.” is hereby replaced with “Keurig Green Mountain, Inc.”

2.              The By-Laws, as amended hereby, shall continue in full force and effect, strictly in accordance with their terms and are in all respects ratified and confirmed.

The undersigned certificates that this First Amendment to the Amended and Restated By-Laws of Green Mountain Coffee Roasters, Inc. has been adopted by the Board of Directors of the Company as of the date first set forth above.

By:	/s/ Sonia G. Cudd
Sonia G. Cudd
Corporate Secretary